UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)
SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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The following press release was released and posted on the website www.saveusat.com on December 9, 2009:
FOR IMMEDIATE RELEASE
Leading Independent Proxy Advisory Firm RiskMetrics Group
Recommends USAT Shareholders Vote BLUE Proxy Card “FOR”
Each of Independent Shareholder Group SAVE’s Board of Director Nominees
SAVE Encouraged to Have Support of Both Leading Independent Proxy Advisory Firms
New York, NY —December 9, 2009— Shareholder Advocates for Value Enhancement (SAVE), a group of shareholders of USA Technologies, Inc. (Nasdaq: USAT) unaffiliated with the Company, is pleased to announce that RiskMetrics Group (formerly Institutional Shareholder Services or ISS), a leading independent proxy advisory firm, has issued a report recommending that shareholders of USA Technologies vote the BLUE proxy card “FOR” each of SAVE’s three independent and well-qualified Board of Director nominees.
     In its December 8, 2009 report recommending that shareholders of USAT vote “FOR” the election of each of SAVE’s Board of Director nominees, RiskMetrics Group stated*:
•	“Overall, in view of the company’s inability to reach profitability since inception, the lack of significant demonstrable improvements below the top line, several concerns over governance, and the sharp deterioration in shareholder value, we believe greater management oversight may be warranted in this case.”

•	“[W]e conclude that the presence of [SAVE’s] nominees on the USAT board would likely prove beneficial to shareholder value.”

•	“The long-term financial and operational performance of the company and [SAVE’s nominees’] skill sets and backgrounds establish both the need for change and [SAVE’s] ability to effect change.”
     In addition, RiskMetrics identified certain aspects of compensation at USAT as “problematic,” and, with respect to the USA Technologies’ recent bylaw changes, RiskMetrics noted “these amendments and their timing, in light of the company’s sustained poor performance, leave the impression of a board acting to entrench itself.” Further, RiskMetric’s report noted,

“The company has failed to turn a profit since its inception, the business is not generating cash from operations, and USAT’s stock price has not generated meaningful returns for shareholders.” RiskMetrics continued, “It is on the basis of these performance and governance factors that we believe change is warranted on USAT’s board.” Finally, RiskMetrics concluded, “We recommend shareholders vote FOR Bradley Tirpak, Alan Gotcher, and Peter Michel.”
     Bradley M. Tirpak, a SAVE committee member and one of its Board of Director nominees, stated, “We appreciate the support of RiskMetrics and are pleased that both of the independent proxy advisory firms that have reviewed this contested election support SAVE’s nominees, who will act in the best interest of common shareholders and ensure management’s interests are aligned with those of the common shareholders.”
     On December 2, 2009, Glass Lewis & Co., a leading independent proxy advisory firm, also recommended that USA Technologies’ shareholders vote the BLUE proxy card “FOR” each of SAVE’s Board of Director nominees.
     SAVE urges stockholders to follow the recommendations of RiskMetrics and Glass Lewis by signing, dating and returning the BLUE proxy card today. For additional information on how to vote their shares, shareholders are invited to call Morrow & Co. at 800-662-5200.
     We urge you to revoke any white proxy card you may have already submitted to USA Technologies by submitting a later dated BLUE proxy card. Only your latest arriving proxy card will count.
TIME IS SHORT AND YOUR VOTE IS IMPORTANT
     To ensure that your vote is represented at the meeting, we urge you to vote TODAY by Internet or telephone by following the simple instructions on your BLUE proxy card. If you have questions about how to vote your shares, or need additional assistance, please contact:
Morrow & Co., LLC
Toll Free: 800-662-5200
Banks and Brokerage Firms Call Collect: 203-658-9400

ADDITIONAL INFORMATION
Shareholder Advocates for Value Enhancement (SAVE) is an independent group of investors in USA Technologies. Inc. (“USAT”), whose members, Bradley M. Tirpak and Craig W. Thomas, are committed to enhancing long-term value for USAT shareholders by advocating for improved corporate governance, efficient operations and compensation changes. http://WWW.SAVEUSAT.COM.

*	Emphasis added. Permission to use quotations was neither sought nor obtained.

Investors:	Media:
Morrow & Co., LLC	Ketchum
Michael Verrechia	Judy Brennan
203-658-9400	Judith.Brennan@Ketchum.co
312-228-6884

Drew Ferguson
Drew.Ferguson@Ketchum.com
312-228-6872